Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 11, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Deal A Day Group Corp.

Long Beach, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10, General Form for Registration of Securities under Section 12(b) or (g) of the Securities Exchange Act of 1934, filed by Deal A Day Group Corp. of our report dated April 13, 2012, relating to the financial statements of Deal A Day Group Corp. as of December 31, 2011 and 2010 and the years then ended and for the period from January 1, 2009 (date of inception of development stage) to December 31, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC